Exhibit (14)(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-226410 on Form N-14 of our report dated March 14, 2018 relating to the consolidated financial statements of Corporate Capital Trust, Inc. and subsidiaries, appearing in the Prospectus, which is part of such Registration Statement, and of our report dated July 25, 2018, relating to information set forth under the heading “Senior Securities of Corporate Capital Trust, Inc.”, incorporated by reference in the Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

September 17, 2018